EXHIBIT 23.1



KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street                Telephone (604) 691-3000
Vancouver BC V7Y 1K3                         Telefax (604) 691-3031
Canada                                       www.kpmg.ca




          CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Electronic Identification, Inc.

We consent to the incorporation by reference of our report dated March 9, 2001, with respect to the consolidated balance sheets of Electronic Identification, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three year period ended December 31, 2000 and for the period from inception on May 14, 1992 to December 31, 2000, included herein. Our report on Electronic Identification, Inc. dated March 9, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses form operations and had negative cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
February 22, 2002